Exhibit 5.1

15 July 2020

Matter No. 831749

Doc Ref: 106230464

852 2842 9530

Richard.Hall@conyers.com

I-Mab

Vistra (Cayman) Limited

P.O. Box 31119

Grand Pavilion, Hibiscus Way

802 West Bay Road

Grand Cayman, KY1-1205

Cayman Islands

Dear Sirs,

Re: I-Mab (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form S-8, including all amendments or supplements thereto (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”), relating to the Company’s ordinary shares of par value US$0.0001 per share (the “Ordinary Shares”) issuable upon exercise of options and conversion of restricted share units and pursuant to other awards granted under the Second Amended and Restated 2017 Employee Stock Option Plan (the “2017 Plan”), the Second Amended and Restated 2018 Employee Stock Option Plan (the “2018 Plan”), the 2019 Share Incentive Plan (the “2019 Plan”) and the 2020 Share Incentive Plan (the “2020 Plan”, and together with the 2017 Plan, the 2018 Plan and the 2019 Plan, the “Plans”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plans. We have also reviewed copies of (1) the duly adopted and effective sixth amended and restated memorandum and articles of association of the Company (the “Memorandum and Articles”), (2) unanimous written resolutions of the directors of the Company passed on 29 October 2019, unanimous written resolutions of the directors of the Company passed on 25 December 2019, unanimous written resolutions of the directors of the Company dated 17 June 2020, unanimous written resolutions of the members of the Company passed on 29 October 2019 and unanimous written resolutions of the members of the Company passed on 25 December 2019 (collectively, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 3 July 2020 (the “Certificate Date”), (4) a director’s confirmation dated 10 July 2020, and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions have been passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (e) that any conditions to which the Resolutions are subject will have been satisfied and/or waived, (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any Ordinary Shares to be issued by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and/or declared effective by the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and validly existing as an exempted company with limited liability under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.

The Company has taken all corporate action required to authorise the issue and allotment of the Ordinary Shares and when allotted, issued and paid for as contemplated in the Registration Statement, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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